2375 Waterview Drive
Northbrook, IL 60062
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter 2024 Net Earnings of $194 Million, Adjusted EBITDA of $459 million
Severe Cold, High Maintenance Activity Leads to Challenging Production Environment
Continued Strong Cash Generation
Outlook for Positive North American Spring 2024 Nitrogen Demand, Favorable Energy Spreads

NORTHBROOK, Ill.—May 1, 2024—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first quarter ended March 31, 2024.

Highlights
•First quarter net earnings(1)(2) of $194 million, or $1.03 per diluted share, EBITDA(3) of $488 million, and adjusted EBITDA(3) of $459 million
•Trailing twelve months net cash from operating activities of $2.26 billion and free cash flow(4) of $1.38 billion
•Production outages in the first quarter 2024 due to severe cold and other maintenance events resulted in approximately $75 million higher maintenance expenses than the first quarter of 2023
•Lower ammonia production in the first quarter of 2024 compared to the first quarter of 2023 reduced ammonia available to produce higher-margin upgraded fertilizer products
•Executed a joint development agreement with JERA Co., Inc., Japan’s largest energy company, to explore development of greenfield low-carbon ammonia production capacity in Louisiana
•Commissioning of electrolyzer at Company’s Donaldsonville, Louisiana, facility nearing completion, with start-up of green ammonia production to follow
•Repurchased 4.3 million shares for $347 million during the first quarter of 2024

“The CF Industries team faced a challenging quarter as severe cold in January and some unplanned maintenance disrupted our network significantly,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “However, our team did an outstanding job restoring our operations to normal utilization rates.

“Longer-term, we remain confident in our ability to drive strong cash generation due to a global energy cost structure favorable to our North American-based production network and continued progress on our low-carbon clean energy initiatives. As a result, we believe we will be able to continue to create significant shareholder value from disciplined investments in growth opportunities and returning substantial capital to shareholders.”
Operations Overview
The Company continues to operate safely across its network. As of March 31, 2024, the 12-month rolling average recordable incident rate was 0.36 incidents per 200,000 work hours, significantly better than industry averages.

Gross ammonia production for the first quarter of 2024 was approximately 2.1 million tons compared to 2.4 million tons in the first quarter of 2023 due to the impact of a significant planned turnaround event in the quarter, severe weather in January that caused or contributed to ammonia plant outages, and other unplanned maintenance. This was partially offset by production in the first quarter of 2024 from the Waggaman ammonia production facility, which was not a part of the Company’s network in the first quarter of 2023. The Company incurred approximately $75 million in higher maintenance expenses in the first quarter of 2024 related to plant outages compared to the first quarter of 2023.

Following the disruptions to gross ammonia production in the first quarter of 2024, the Company expects gross ammonia production for the full year 2024 to be approximately 9.8 million tons.

Financial Results Overview

First Quarter 2024 Financial Results

For the first quarter of 2024, net earnings attributable to common stockholders were $194 million, or $1.03 per diluted share, EBITDA was $488 million, and adjusted EBITDA was $459 million. These results compare to first quarter of 2023 net earnings attributable to common stockholders of $560 million, or $2.85 per diluted share, EBITDA of $924 million, and adjusted EBITDA of $866 million.

Net sales in the first quarter of 2024 were $1.47 billion compared to $2.01 billion in the first quarter of 2023. Average selling prices for the first quarter of 2024 were lower than in the first quarter of 2023 as lower global energy costs reduced the global market clearing price required to meet global demand. Sales volumes in the first quarter of 2024 were similar to the first quarter of 2023 as higher ammonia sales volumes due primarily to the addition of contractual commitments served from the recently acquired Waggaman ammonia production facility were offset primarily by lower urea sales volumes due to the reduced availability of ammonia for upgrade and the impact of severe weather that caused urea plant outages.

Cost of sales for the first quarter of 2024 was lower compared to the first quarter of 2023 due to lower realized natural gas costs partially offset by higher maintenance costs.

The average cost of natural gas reflected in the Company’s cost of sales was $3.19 per MMBtu in the first quarter of 2024 compared to the average cost of natural gas in cost of sales of $6.62 per MMBtu in the first quarter of 2023.

Capital Management
Capital Expenditures
Capital expenditures in the first quarter of 2024 were $98 million. Management projects capital expenditures for full year 2024 will be approximately $550 million.

Share Repurchase Program

The Company repurchased 4.3 million shares for $347 million during the first quarter of 2024. Approximately $2.2 billion remains of the current $3 billion share repurchase program.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the first quarter of 2024 is approximately $79 million.

Nitrogen Market Outlook

Early in the second quarter of 2024, the global nitrogen market moved to a long supply position due to lower-than-expected demand from India and Europe as well as a purchasing pause in North America as unfavorable weather stalled spring field work. In the near-term, management expects global demand to remain resilient, supported by farmer economics and recovering industrial demand, while global nitrogen trade flows adjust for the additional nitrogen supply available for global trade.

•North America: Management expects nitrogen demand for the first half of 2024 to be positive due to approximately 91 million acres of corn expected to be planted in the United States, good soil moisture throughout the U.S. Midwest supporting higher application rates, and constructive farmer economics. The Company forecasts that nitrogen channel inventories for all products will be below average following the spring application season.

•Brazil: Urea consumption in Brazil in 2024 is forecast to increase 3% year-over-year to more than 8.0 million metric tons, supported by improved supply availability and lower global urea prices. Urea imports to Brazil in 2024 are expected to be in the range of 7.0-8.0 million metric tons as domestic production remains limited.

•India: Demand for urea in India is expected to remain strong due to a recovery in rice production and improved weather conditions. Management expects imports of urea to India in 2024 to be in a range of 5.5-6.5 million metric tons as recently revitalized plants and new facilities in the country operate at higher rates.

•Europe: Over 35% of ammonia and 25% of urea capacity were reported in shutdown/curtailment in Europe in March 2024. Management believes that ammonia operating rates and overall domestic nitrogen product output in Europe will remain below historical averages over the long-term given the region’s status as the global marginal producer. As a result, the Company expects nitrogen imports of ammonia and upgraded products to the region to be higher than historical averages.

•China: Management expects urea exports from China to resume in the middle of 2024 following spring applications. Urea exports from China are projected to be approximately 4.0 million metric tons for 2024.

•Trinidad: Ammonia production in Trinidad in recent years has been approximately 1.0 million metric tons lower annually compared to the 2018-2020 average. Management expects ammonia production to remain below average due to anticipated higher natural gas prices and lower natural gas availability in the country for nitrogen producers.

•Russia: Exports of urea from Russia are expected to increase in 2024 due to the start-up of new capacity and the willingness of certain countries to purchase Russian fertilizer, including Brazil and the United States. Exports of ammonia from Russia continue to remain lower compared to prior years due to geopolitical disruptions arising from Russia’s invasion of Ukraine and the resulting closure of the ammonia pipeline from Russia to the port of Odessa in Ukraine.

Over the near- and medium-terms, significant energy cost differentials between North American producers and high-cost producers in Europe and Asia are expected to persist. As a result, the Company believes the global nitrogen cost curve will remain supportive of strong margin opportunities for low-cost North American producers.

Longer-term, management expects the global nitrogen supply-demand balance to tighten as global nitrogen capacity growth over the next four years is not projected to keep pace with expected global nitrogen demand growth of approximately 1.5% per year for traditional applications and new demand growth for clean energy applications. Global production is expected to be further constrained by continued challenges related to cost and availability of natural gas.

Strategic Initiatives Update

Joint Development Agreement with JERA Co., Inc. to explore development of greenfield low-carbon ammonia capacity

On April 17, 2024, CF Industries Holdings, Inc., and JERA Co., Inc. (JERA), Japan’s largest energy company, announced that they executed a joint development agreement (JDA) to explore the development of greenfield low-carbon ammonia production capacity at CF Industries’ Blue Point Complex in Louisiana.

The JDA will guide JERA and CF Industries’ evaluation of a joint venture agreement to build an approximately 1.4 million metric ton capacity low-carbon ammonia plant. JERA is contemplating a 48% ownership stake in the project as well as an agreement to procure more than 500,000 metric tons of low-carbon ammonia annually to meet demand for low-carbon fuels in Japan. JERA and CF Industries previously had signed a memorandum of understanding to explore a potential joint project development and sales and purchase of low-carbon ammonia. JERA and CF Industries aim to reach a final investment decision on the proposed project within a year for commencing production in 2028.

Evaluation of low-carbon ammonia technologies and global low-carbon demand development

CF Industries, along with its partners, continue to advance front-end engineering and design studies evaluating autothermal reforming (ATR) ammonia production technology and assessing the cost and viability of adding flue gas carbon dioxide capture to a steam methane reforming (SMR) ammonia facility. Both FEED studies are expected to be completed in the second half of 2024.

CF Industries and its partners also expect greater clarity later in 2024 regarding demand for low-carbon ammonia, including the ammonia carbon intensity requirements of offtake partners as well as government incentives and regulatory developments in partners’ local jurisdictions.

Donaldsonville Complex green ammonia project

CF Industries’ green ammonia project at its Donaldsonville Complex in Louisiana, which involves installing an electrolysis system to generate hydrogen from water that will then be supplied to existing ammonia plants to produce ammonia, continues to progress. Green ammonia refers to ammonia produced with hydrogen sourced from an electrolysis process that produces no carbon emissions.

Commissioning activities for the electrolysis system are nearing completion with start-up of green ammonia production to follow. At full capacity, the project will enable the Company to produce approximately 20,000 tons of green ammonia per year. This represents North America’s first commercial-scale green ammonia capacity.

Donaldsonville Complex carbon capture and sequestration project

Engineering activities for the construction of a dehydration and compression unit at CF Industries’ Donaldsonville Complex continue to advance: all major equipment for the facility has been procured, fabrication of the CO2 compressors is proceeding and construction of the cooling tower required for the unit has begun. Once in service, the dehydration and compression unit will enable up to 2 million tons of captured process CO2 to be transported and permanently stored by ExxonMobil. Start-up for the project is scheduled for 2025, at which point CF Industries will be able to produce significant volumes of low-carbon ammonia.
___________________________________________________
(1)Certain items recognized during the first quarter of 2024 impacted the Company’s financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)Financial results for the first quarter of 2024 include the impact of CF Industries’ acquisition of the Waggaman, Louisiana, ammonia production facility on December 1, 2023.
(3)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(4)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Consolidated Results

	Three months ended March 31,
	2024	2023
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,470	$2,012
Cost of sales	1,061	1,149
Gross margin	$409	$863
Gross margin percentage	27.8%	42.9%

Net earnings attributable to common stockholders	$194	$560
Net earnings per diluted share	$1.03	$2.85

EBITDA(1)	$488	$924
Adjusted EBITDA(1)	$459	$866

Sales volume by product tons (000s)	4,524	4,535

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.73	$5.14
Realized derivatives loss in cost of sales(3)	0.46	1.48
Cost of natural gas used for production in cost of sales	$3.19	$6.62
Average daily market price of natural gas Henry Hub (Louisiana)	$2.43	$2.68

Unrealized net mark-to-market gain on natural gas derivatives	$(33)	$(72)
Depreciation and amortization	$253	$206
Capital expenditures	$98	$69

Production volume by product tons (000s):
Ammonia(4)	2,148	2,359
Granular urea	959	1,211
UAN (32%)	1,631	1,598
Ammonium nitrate (AN)	341	388
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(3)Includes realized gains and losses on natural gas derivatives settled during the period.
(4)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended March 31,
	2024(1)	2023
	(dollars in millions, except per ton amounts)
Net sales	$402	$424
Cost of sales	337	280
Gross margin	$65	$144
Gross margin percentage	16.2%	34.0%

Sales volume by product tons (000s)	918	652
Sales volume by nutrient tons (000s)(2)	753	535

Average selling price per product ton	$438	$650
Average selling price per nutrient ton(2)	534	793

Adjusted gross margin(3):
Gross margin	$65	$144
Depreciation and amortization	72	31
Unrealized net mark-to-market gain on natural gas derivatives	(12)	(21)
Adjusted gross margin	$125	$154
Adjusted gross margin as a percent of net sales	31.1%	36.3%

Gross margin per product ton	$71	$221
Gross margin per nutrient ton(2)	86	269
Adjusted gross margin per product ton	136	236
Adjusted gross margin per nutrient ton(2)	166	288
_______________________________________________________________________________
(1)Financial results for the first quarter of 2024 include the impact of CF Industries’ acquisition of the Waggaman, Louisiana, ammonia production facility on December 1, 2023.
(2)Nutrient tons represent the tons of nitrogen within the product tons.
(3)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2024 to first quarter 2023:

•Ammonia sales volume for 2024 increased compared to 2023 due to the addition of contractual commitments served from the recently acquired Waggaman ammonia production facility and spring ammonia applications in North America being pulled into the first quarter of 2024 due to favorable weather.
•Ammonia average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand as well as due to a higher proportion of non-agricultural ammonia sales.
•Ammonia adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices and higher maintenance costs partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended March 31,
	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$407	$611
Cost of sales	253	327
Gross margin	$154	$284
Gross margin percentage	37.8%	46.5%

Sales volume by product tons (000s)	1,092	1,323
Sales volume by nutrient tons (000s)(1)	502	608

Average selling price per product ton	$373	$462
Average selling price per nutrient ton(1)	811	1,005

Adjusted gross margin(2):
Gross margin	$154	$284
Depreciation and amortization	69	79
Unrealized net mark-to-market gain on natural gas derivatives	(9)	(20)
Adjusted gross margin	$214	$343
Adjusted gross margin as a percent of net sales	52.6%	56.1%

Gross margin per product ton	$141	$215
Gross margin per nutrient ton(1)	307	467
Adjusted gross margin per product ton	196	259
Adjusted gross margin per nutrient ton(1)	426	564
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2024 to first quarter 2023:

•Granular urea sales volumes for 2024 were lower than 2023 primarily due to reduced availability of ammonia for upgrade and lower supply availability from the impact of severe weather that caused urea plant outages.
•Urea average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Granular urea adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices and the impact of purchased volumes of granular urea to meet customer commitments partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$425	$667
Cost of sales	282	346
Gross margin	$143	$321
Gross margin percentage	33.6%	48.1%

Sales volume by product tons (000s)	1,611	1,662
Sales volume by nutrient tons (000s)(1)	509	524

Average selling price per product ton	$264	$401
Average selling price per nutrient ton(1)	835	1,273

Adjusted gross margin(2):
Gross margin	$143	$321
Depreciation and amortization	69	66
Unrealized net mark-to-market gain on natural gas derivatives	(10)	(21)
Adjusted gross margin	$202	$366
Adjusted gross margin as a percent of net sales	47.5%	54.9%

Gross margin per product ton	$89	$193
Gross margin per nutrient ton(1)	281	613
Adjusted gross margin per product ton	125	220
Adjusted gross margin per nutrient ton(1)	397	698
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2024 to first quarter 2023:

•UAN sales volumes for 2024 approximated 2023 sales volumes.
•UAN average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•UAN adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended March 31,
	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$114	$159
Cost of sales	105	104
Gross margin	$9	$55
Gross margin percentage	7.9%	34.6%

Sales volume by product tons (000s)	390	374
Sales volume by nutrient tons (000s)(1)	134	128

Average selling price per product ton	$292	$425
Average selling price per nutrient ton(1)	851	1,242

Adjusted gross margin(2):
Gross margin	$9	$55
Depreciation and amortization	13	11
Unrealized net mark-to-market gain on natural gas derivatives	(1)	(3)
Adjusted gross margin	$21	$63
Adjusted gross margin as a percent of net sales	18.4%	39.6%

Gross margin per product ton	$23	$147
Gross margin per nutrient ton(1)	67	430
Adjusted gross margin per product ton	54	168
Adjusted gross margin per nutrient ton(1)	157	492
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2024 to first quarter 2023:

•AN sales volume for 2024 approximated 2023 sales volumes.
•AN average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•AN adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

Other Segment

CF Industries’ Other segment primarily includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended March 31,
	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$122	$151
Cost of sales	84	92
Gross margin	$38	$59
Gross margin percentage	31.1%	39.1%

Sales volume by product tons (000s)	513	524
Sales volume by nutrient tons (000s)(1)	99	103

Average selling price per product ton	$238	$288
Average selling price per nutrient ton(1)	1,232	1,466

Adjusted gross margin(2):
Gross margin	$38	$59
Depreciation and amortization	20	16
Unrealized net mark-to-market gain on natural gas derivatives	(1)	(7)
Adjusted gross margin	$57	$68
Adjusted gross margin as a percent of net sales	46.7%	45.0%

Gross margin per product ton	$74	$113
Gross margin per nutrient ton(1)	384	573
Adjusted gross margin per product ton	111	130
Adjusted gross margin per nutrient ton(1)	576	660
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2024 to first quarter 2023:

•Other sales volume for 2024 approximated 2023 sales volumes.
•Other average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Other adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

Dividend Payment

On April 18, 2024, CF Industries’ Board of Directors declared a quarterly dividend of $0.50 per common share. The dividend will be paid on May 31, 2024 to stockholders of record as of May 15, 2024.

Conference Call

CF Industries will hold a conference call to discuss its first quarter 2024 results at 10:00 a.m. ET on Thursday, May 2, 2024. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about the synergies and other benefits, and other aspects of the transactions with Incitec Pivot Limited (“IPL”), strategic plans and management’s expectations with respect to the production of green and low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the risk of obstacles to realization of the benefits of the transactions with IPL; the risk that the synergies from the transactions with IPL may not be fully realized or may take longer to realize than expected; the risk that the completion of the transactions with IPL, including integration of the Waggaman ammonia production complex into the Company’s operations, disrupt current operations or harm relationships with customers, employees and suppliers; the risk that integration of the Waggaman ammonia production complex with the Company’s current operations will be more costly or difficult than expected or may otherwise be unsuccessful; diversion of management time and attention to issues relating to the transactions with IPL; unanticipated costs or liabilities associated with the IPL transactions; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for our fertilizer products; the volatility of natural gas prices in North America and the United Kingdom; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials and utilities, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and low-carbon ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and low-carbon ammonia projects; and risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2024	2023
	(in millions, except per share amounts)
Net sales	$1,470	$2,012
Cost of sales	1,061	1,149
Gross margin	409	863
Selling, general and administrative expenses	88	74
U.K. operations restructuring	—	2
Acquisition and integration costs	3	13
Other operating—net	17	(35)
Total other operating costs and expenses	108	54
Equity in earnings of operating affiliate	2	17
Operating earnings	303	826
Interest expense	37	40
Interest income	(30)	(30)
Other non-operating—net	(4)	(3)
Earnings before income taxes	300	819
Income tax provision	62	169
Net earnings	238	650
Less: Net earnings attributable to noncontrolling interest	44	90
Net earnings attributable to common stockholders	$194	$560

Net earnings per share attributable to common stockholders:
Basic	$1.03	$2.86
Diluted	$1.03	$2.85
Weighted-average common shares outstanding:
Basic	187.6	196.2
Diluted	188.1	196.9

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2024	December 31, 2023
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,773	$2,032
Accounts receivable—net	535	505
Inventories	271	299
Prepaid income taxes	102	167
Other current assets	38	47
Total current assets	2,719	3,050
Property, plant and equipment—net	6,982	7,141
Investment in affiliate	29	26
Goodwill	2,495	2,495
Intangible assets—net	532	538
Operating lease right-of-use assets	240	259
Other assets	864	867
Total assets	$13,861	$14,376

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$501	$520
Income taxes payable	—	12
Customer advances	104	130
Current operating lease liabilities	77	96
Other current liabilities	8	42
Total current liabilities	690	800
Long-term debt	2,969	2,968
Deferred income taxes	985	999
Operating lease liabilities	171	168
Supply contract liability	747	754
Other liabilities	303	314
Equity:
Stockholders’ equity	5,440	5,717
Noncontrolling interest	2,556	2,656
Total equity	7,996	8,373
Total liabilities and equity	$13,861	$14,376

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2024	2023
	(in millions)
Operating Activities:
Net earnings	$238	$650
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	253	206
Deferred income taxes	(11)	(26)
Stock-based compensation expense	13	12
Unrealized net gain on natural gas derivatives	(33)	(72)
Gain on sale of emission credits	—	(35)
Loss on disposal of property, plant and equipment	5	—
Undistributed earnings of affiliate—net of taxes	(2)	(7)
Changes in assets and liabilities:
Accounts receivable—net	(50)	101
Inventories	20	39
Accrued and prepaid income taxes	61	153
Accounts payable and accrued expenses	(23)	(135)
Customer advances	(25)	55
Other—net	(1)	6
Net cash provided by operating activities	445	947
Investing Activities:
Additions to property, plant and equipment	(98)	(69)
Purchase of emission credits	(2)	—
Proceeds from sale of emission credits	—	35
Net cash used in investing activities	(100)	(34)
Financing Activities:
Dividends paid on common stock	(97)	(79)
Distributions to noncontrolling interest	(144)	(255)
Purchases of treasury stock	(339)	(54)
Proceeds from issuances of common stock under employee stock plans	1	—
Cash paid for shares withheld for taxes	(23)	(22)
Net cash used in financing activities	(602)	(410)
Effect of exchange rate changes on cash and cash equivalents	(2)	(1)
(Decrease) increase in cash and cash equivalents	(259)	502
Cash and cash equivalents at beginning of period	2,032	2,323
Cash and cash equivalents at end of period	$1,773	$2,825

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):

Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended March 31,
	2024	2023
	(in millions)
Net cash provided by operating activities(1)	$2,255	$3,411
Capital expenditures	(528)	(459)
Distributions to noncontrolling interest	(348)	(627)
Free cash flow(1)	$1,379	$2,325
_______________________________________________________________________________
(1)For the twelve months ended March 31, 2023, net cash provided by operating activities and free cash flow includes the impact of $491 million in tax and interest payments made to Canadian tax authorities in relation to an arbitration decision covering tax years 2006 through 2011 and transfer pricing positions between Canada and the United States for open years 2012 and after. The Company has filed amended tax returns in the U.S. seeking refunds of related taxes paid associated with the arbitration decision.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.

The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2024	2023
	(in millions)
Net earnings	$238	$650
Less: Net earnings attributable to noncontrolling interest	(44)	(90)
Net earnings attributable to common stockholders	194	560
Interest expense—net	7	10
Income tax provision	62	169
Depreciation and amortization	253	206
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(27)	(20)
Loan fee amortization(1)	(1)	(1)
EBITDA	488	924
Unrealized net mark-to-market gain on natural gas derivatives	(33)	(72)
Loss (gain) on foreign currency transactions, including intercompany loans	1	(1)
U.K. operations restructuring	—	2
Acquisition and integration costs	3	13
Total adjustments	(29)	(58)
Adjusted EBITDA	$459	$866

Net sales	$1,470	$2,012
Sales volume by product tons (000s)	4,524	4,535

Net earnings attributable to common stockholders per ton	$42.88	$123.48
EBITDA per ton	$107.87	$203.75
Adjusted EBITDA per ton	$101.46	$190.96
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY OF RESULTS

For the three months ended March 31, 2024 and 2023, we reported net earnings attributable to common stockholders of $194 million and $560 million, respectively. Certain items affected the comparability of our financial results for the three months ended March 31, 2024 and 2023. The following table outlines these items that affected the comparability of our financial results for these periods.

	Three months ended March 31,
	2024		2023
	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market gain on natural gas derivatives(1)	$(33)	$(26)	$(72)	$(55)
Loss (gain) on foreign currency transactions, including intercompany loans(2)	1	1	(1)	(1)
U.K. operations restructuring	—	—	2	2
Acquisition and integration costs	3	2	13	10
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.